July 2011 Pricing Sheet dated July 27, 2011 relating to Free Writing Prospectus dated July 11, 2011 Registration Statement No. 333-158385 Filed pursuant to Rule 433

INTEREST RATE STRUCTURED INVESTMENTS

Senior Fixed Rate Step-Up Callable Notes due July 28, 2023
PRICING TERMS – July 25, 2011
Issuer:		HSBC USA Inc.
Aggregate principal amount:		$11,818,000
Stated principal amount:		$1,000 per note
Issue price:		$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:		July 25, 2011
Original issue date:		July 28, 2011 (3 business days after the pricing date)
Maturity date:		July 28, 2023, or if such day is not a business day, the next succeeding business day
Interest rate:		3.50%, from and including the original issue date to but excluding July 28, 2015; and 5.50%, from and including July 28, 2015 to but excluding the maturity date.
Interest payment period:		Semi-Annually
Interest payment dates:
Each January 28 and July 28, beginning January 28, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:		30/360
Redemption:
The issuer has the right to redeem these notes, in whole or in part, on the redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem some or all of the notes, we will give you notice at least 10 business days before the redemption date specified in the notice.

Redemption percentage at redemption date:		100% per note redeemed
Redemption date:		July 28, 2015
Specified currency:		U.S. dollars
Trustee:
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying agent:
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Calculation agent:		HSBC USA Inc., or one of its affiliates.
Listing:		The notes will not be listed on any U.S. securities exchange or quotation system.
Denominations:		$1,000 / $1,000
CUSIP:		4042K1LG6
ISIN:		US4042K1LG67
Book-entry or certificated note:		Book-entry
Business day:		Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying free writing prospectus dated July 11, 2011.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$17.50	$982.50
Total	$11,818,000	$206,815	$11,611,185
(1)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of  up to $17.50 per $1,000 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $17.50 for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on page 4 of the accompanying free writing prospectus.

You should read this document together with the free writing prospectus describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420411040038/v228355_fwp.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.
HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this document relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

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